EXHIBIT 99.11

JOINT FILING AGREEMENT
The undersigned hereby agree that the Amendment No. 1, dated as of January 16, 2019 (the “Amendment 1”), to the Schedule 13D, dated December 8, 2017 (the “Original Schedule 13D”), with respect to the ordinary shares, par value $0.00375 per share, of UTStarcom Holdings Corp. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Amendment 1 and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Amendment 1 and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 16th day of January, 2019.

TONGHAO (CAYMAN) LIMITED

By:	/s/ Qian Huifang
Name:	Qian Huifang
Title:	Director

TONGHAO INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:	/s/ Qian Huifang
Name:	Qian Huifang
Title:	Executive Director

TONGDING GROUP CO., LTD.

By:	/s/ Shen Xiaoping
Name:	Shen Xiaoping
Title:	Legal Representative

TONGDING INTERCONNECTION INFORMATION CO., LTD.

By:	/s/ Yan Yongqing
Name:	Yan Yongqing
Title:	Chairman & CEO

[Signature Page to Joint Filing Agreement]